Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT:	Brinker International:	Golden Gate:
	Media Relations	Joelle Kenealey
	(800) 775-7290	Coltrin & Associates
(650) 373-2005
Marie Perry, Investor Relations
(972) 770-1276

Brinker International Announces Completion of Romano’s Macaroni Grill® Sale

DALLAS, Dec. 19, 2008 - Yesterday, Brinker International, Inc. (NYSE: EAT) and Mac Acquisition LLC, an affiliate of San Francisco-based Golden Gate Capital, closed the previously announced transaction for the sale of a majority interest in Romano’s Macaroni Grill.

“We greatly appreciate the hard work, patience and tenacity our respective teams exhibited to finalize this complex transaction,” said Chuck Sonsteby, Chief Financial Officer of Brinker International. “The ability to complete the transaction in the midst of the current economic environment speaks to the long-term prospects for the brand as part of the Golden Gate family.”

With the closing complete, Golden Gate Capital and its affiliates own 80.1 percent of Mac Acquisition LLC, while Brinker affiliates hold a 19.9 percent ownership interest. The transaction purchase price totaled approximately $88 million. Cash proceeds from the sale of approximately $130 – 135 million will be used to pay down outstanding bank debt. The company’s bank agreement financial covenants for the first quarter of FY’09 are available online at www.brinker.com under the Investor section. Pre-tax non-cash charges in the range of $35 – 40 million related to this transaction will be reflected in the second quarter financials.

As part of the transaction, Brinker will continue to provide transition services for a minimum of one year and Romano’s Macaroni Grill restaurants will continue to participate in Brinker’s gift card program.  Additionally, Doug Brooks, Chairman and Chief Executive Officer of Brinker International, will serve on the Board of Directors of Mac Acquisition LLC.

ABOUT BRINKER INTERNATIONAL

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,700 restaurants in 25 countries and employs more than 100,000. Brinker restaurant brands include Chili’s® Grill & Bar, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy®. The company was named one of FORTUNE Magazine’s Most Admired Companies in 2006 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information, visit www.brinker.com.

ABOUT ROMANO’S MACARONI GRILL

Romano’s Macaroni Grill is a leading casual Italian restaurant with more than 220 locations worldwide. Working in open kitchens, Macaroni Grill chefs prepare Italian classics like Chicken Scaloppine and signature items such as Penne Rustica®, as well as grilled specialties, fresh seafood, crisp salads, brick oven pizzas and numerous pasta dishes. The menu is complemented by one of the most extensive wine lists in casual dining, including house wine poured on the honor system, where applicable. For more information, please visit www.macaronigrill.com.

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